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                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.      Contact:  Mark DeBacker, Senior Vice President/CFO
     14-16 North Main Street  Phone:    (716) 549-1000
     Angola, New York  14006  Fax:      (716) 549-0720

         EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND OF $0.32 PER SHARE

ANGOLA, N.Y.-FEBRUARY 19, 2003 B Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual dividend of thirty-two cents ($0.32) per share on its outstanding common stock. The dividend is payable on April 1, 2003 to shareholders of record as of March 11, 2003. This dividend represents an approximate 8.7% increase over the amount of the semi-annual dividend paid to shareholders in October 2002 which was thirty cents ($0.30) per share, after taking into account the 5 percent stock dividend paid on January 29, 2003 to shareholders of record as of December 2, 2002.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with eight branches located in Western New York, which had approximately $288.7 million in assets and approximately $239.5 million in deposits at December 31, 2002. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with ten offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. The common stock of Evans Bancorp, Inc. is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.